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               United States  SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Terrapin Partners Holding Company LLC
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   (Last)                            (First)              (Middle)

c/o J.F. Lehman & Co., 450 Park Avenue, 6th Floor
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                                    (Street)

New York                             New York               10022
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     10/22/2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     OAO Technology Solutions, Inc.(OAOT)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [_]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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Common Stock, par value $0.01         7,098,814                         I             Held by an affiliated limited liability
                                                                                      company(a)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).


                                                                          (Over)
                                                                 SEC 1473 (3-99)


POTENTIAL PERSONS WHO ARE TO RESPOND TO HE COLLECTION OF INFORMATION CONTAINED IN THIS FORM AREA NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:

      (a) These securities are held by Terrapin Partners Subsidiary Company LLC (the "Subsidiary LLC"), of which Terrapin Partners Holding Company LLC (the "Holding Company LLC") is the managing member. Donald Glickman may be deemed to have a beneficial interest in the securities held by Subsidiary LLC because he is both (A) a managing member of JFL Investors LLC, the general partner of J.F. Lehman Equity Investors I, L.P. ("JFLEI"), which holds more than a majority of the outstanding units of Holding Company LLC and (B) a member of the management committee of Holding Company LLC, which is the managing member of Subsidiary LLC. George Sawyer may be deemed to have a beneficial interest in the securities held by Subsidiary LLC because he is a managing member of JFL Investors LLC, the general partner of JFLEI, which holds more than a majority of the outstanding units of Holding Company LLC.


        /s/ Louis N. Mintz                                  October 30, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

     FORM 3 (CONTINUED) TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                             JOINT FILER INFORMATION



Names:                              (1)  Donald Glickman
                                    (2)  George Sawyer

Address:                            (1)  c/o J.F. Lehman & Company, Inc.
                                         450 Park Avenue, 6th Floor
                                         New York, New York 10022

                                    (2)  c/o J.F. Lehman & Company, Inc.
                                         2001 Jefferson Davis Highway, Suite 607
                                         Arlington, Virginia 22202

Designated Filer:                   Terrapin Partners Holding Company LLC

Issuer/Ticker Symbol:               OAO Technology Solutions, Inc./OAOT

Date of Event Requiring Statement:  October 22, 2001


                                  Terrapin Partners Holding Company LLC.


                                  By: /s/ Louis N. Mintz        Date:  10/30/01
                                     ------------------------        -----------
                                     Louis N. Mintz
                                     Authorized Person


                                     /s/ Donald Glickman        Date:  10/30/01
                                     ------------------------        -----------
                                     Donald Glickman


                                     /s/ George Sawyer          Date:  10/30/01
                                     ------------------------        -----------
                                     George Sawyer



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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